Exhibit 99.1
DivX Announces Plans to Maximize Value and Growth Potential
of Core Businesses and Stage6.com
Co-Founder and Chairman Jordan Greenhall to focus on Stage6 opportunity;
President Kevin Hell named Acting Chief Executive Officer
San Diego, CA — July 24, 2007 — DivX, Inc. (NASDAQ: DIVX) today announced that it is taking steps to maximize the value and growth potential of the Company’s core businesses and Stage6.com. As part of these efforts, DivX plans to increase focus on its high margin, fast-growing technology licensing business by seeking to separate Stage6 into its own private company. Co-Founder and Executive Chairman Jordan Greenhall is stepping down from his role as Chief Executive Officer to lead the process of separating Stage6, which, if successful, is expected to be completed later in 2007. A committee of independent directors will assist in determining the terms and conditions of any such separation.
Kevin Hell, the Company’s President, has been named Acting Chief Executive Officer. Mr. Hell joined the Company in 2002 and has led the technology licensing business as it has dramatically grown its partner ecosystem and revenue base over the past five years.
Stage6 has quickly differentiated itself as a high quality digital social media pioneer, and the service has been experiencing dramatic traffic growth since the Beta site was launched. In June, almost 10 million unique visitors visited the site, compared to 4 million in April. As a result, Stage6 recently became one of the Top 200 most-visited websites, according to Alexa.com, reflecting the growing awareness of the site and the large community of DivX consumers around the world.

Mr. Greenhall commented, “We have two synergistic and fast growing businesses that have distinctly different financial models. Stage6, which operates more like an entrepreneurial stage company, will require substantial additional financial investment to continue its dramatic traffic growth and realize its full potential. We are therefore taking steps to seek the appropriate platform for growth for this asset. As a result, DivX will be able to narrow its focus and drive its core strategy forward. We believe that this is a terrific opportunity to help Stage6 accelerate, allow DivX to become even more effective, and ultimately increase shareholder value.”
Mr. Hell added, “I am excited to lead the company as we extend our industry-leading position in the exploding digital media space. This plan focuses us on our core business and enables our experienced management team to better execute our business plan and capitalize on emerging opportunities in set-top boxes, mobile phones, content and DivX Connected. I am excited about the potential for continued growth of all our businesses.”
Dan Halvorson, Chief Financial Officer, commented, “Like many investment-stage businesses, the success of Stage6 has been driving a significant increase in operating expenses, which has in turn impacted DivX operating income. We witnessed this effect in the second quarter, when Stage6 was even more successful than our internal expectations. I believe this plan to allow each company to operate separately will create the best platform for the growth of each business, and deliver the best returns to our shareholders and our customers.”
In order to better illustrate the impact of the Company’s investment in Stage6, as well as expectations for Stage6 during this transition process, DivX expects to report separate financial information for Stage6 when it reports full financial results for the second quarter on August 9.
About DivX, Inc.
DivX creates products and services designed to improve the experience of media. Our first product offering was a video compression-decompression software library, or codec, which has been actively sought out and downloaded over 220 million times since January 2003, including over 70 million times during the last twelve months. We have since built on the success of our codec with other consumer software, including the DivX Player application, which is distributed from our website, www.divx.com. We also license our technologies to consumer hardware device manufacturers and certify their products to ensure the interoperable support of DivX-encoded content. In addition to technology licensing to consumer hardware device manufacturers, we currently generate revenue from software licensing, advertising and content distribution.
Forward-Looking Statements
Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the Company’s plans regarding Stage6, the potential separation of Stage6 into a private company, the anticipated timing and benefits of the transaction, the Company’s position in the digital media space, and the potential for continued growth of the Company’s businesses. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause DivX’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to,: the risk that the contemplated separation of Stage6 into a private company may not be completed when expected, or at all; the risk that definitive documentation for any such transaction may not contain terms and conditions as favorable to DivX as anticipated; risks related to the inability to obtain, or meet conditions imposed for, any approvals required for the proposed transaction; risks related to the implementation of the proposed transaction; risks related to any uncertainty surrounding the proposed transaction; the risk that the anticipated benefits of the proposed transaction may not materialize to the extent expected, or at all; the risk that customer use of DivX technology may not grow as anticipated,; the risk that anticipated market opportunities may not materialize at expected levels, or at all, ; the risk that the Company’s activities may not result in the growth of profitable revenue, ; risks and uncertainties related to the maintenance and strength of the DivX brand; DivX’s ability to penetrate existing and new markets; the effects of competition; DivX’s dependence on its licensees and partners; the effect of intellectual property rights claims; and other factors discussed in the “Risk Factors” section of DivX’s quarterly report on Form 10-Q filed with the SEC on May 15, 2007. All forward-looking statements are qualified in their entirety by this cautionary statement. DivX is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.